EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-115700, 333-123962, 333-132588, 333-141379, 333-149444, and 333-157734 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Blue Nile, Inc. (the “Company”) dated February 25, 2010 (which report expresses an unqualified opinion), and the effectiveness of the Company’s internal control over financial reporting dated February 25, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended January 3, 2010.

/s/ Deloitte & Touche LLP

Seattle, Washington
February 25, 2010